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            AGREEMENT FOR SET UP AND OPERATION OF KENO ROUTE

BETWEEN

BILL WILLIAMS AND CARL CONTI (collectively "Operators")

AND

LAS VEGAS GAMING, INC., a Nevada Corporation  ("Las Vegas Gaming")
__________________________________________________________________

Operators hereby agree to set up and operate a Nevada based keno route and assign any rights, interests or agreements they may have with casinos or others to run such a route to Las Vegas Gaming.

Las Vegas Gaming, in consideration for this agreement and assignment agrees as follows:

1. Upon the establishment of the route in Nevada with at least five linked keno games, Las Vegas Gaming will:

a.	distribute to Operators 50,000 shares of its common stock.
Such stock shall be marked restricted;
b.	nominate Bill Williams to its board of directors, if he has
not already been so appointed;
c.	pay a fee of $5,000 per month to Operators until the trading value of the common stock issued under item "a" equals or exceeds $2,000,000 and the stock can be traded under some exemption or registration under the US securities' laws, or the route ceases to operate (whichever comes first).

2. At the point in time when the operation of the Nevada route has obtained net earnings of $1 million, Las Vegas Gaming shall distribute to the Operators an additional 150,000 shares of its common stock. Such stock shall be marked restricted

3. This agreement shall expire on December 31, 2004 if Operators have not activated a keno route with at least five linked properties in Nevada by that time.



Dated: August 12, 1999.




/s/ Bill Williams                         /s/ Russell R. Roth
_____________________________             _____________________________
Bill Williams                             Las Vegas Gaming, Inc.
                                          By: Russell R. Roth
                                          Its: President
/s/ Carl Conti
_____________________________
Carl Conti